Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 2009, except for Note 1, “Reclassifications and Retrospective Adjustments,” Note 15, “Earnings Per Share,” and Note 22, “Quarterly Results,” as to which the date is November 23, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Quaker Chemical Corporation’s Current Report on Form 8-K dated November 23, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

January 13, 2010